Exhibit 10.3

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

2018 EQUITY INCENTIVE PLAN

RESTRICTED SHARE AWARD AGREEMENT

This RESTRICTED SHARE AWARD AGREEMENT (the “Award Agreement”) is effective as of the 24th day of February 2020 (the “Award Date”) and is made between Pennsylvania Real Estate Investment Trust, a Pennsylvania business trust (the “Trust”), and ____________________ (the “Grantee”), a “Key Employee,” as defined in the Pennsylvania Real Estate Investment Trust 2018 Equity Incentive Plan (the “Plan”).

WHEREAS, the Trust desires to award the Grantee shares of beneficial interest in the Trust (“Shares”) subject to certain restrictions as hereinafter provided, in accordance with the provisions of the Plan, a copy of which is attached hereto (if not previously provided to the Grantee);

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the legal sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.Award of Restricted Shares. The Trust hereby awards to the Grantee as of the Award Date _____________ Shares subject to the restrictions set forth in Paragraph 2 (“Restricted Shares”). This grant is in all respects limited and conditioned as hereinafter provided, and is subject in all respects to the terms and conditions of the Plan now in effect and as it may be amended from time to time (but only to the extent that such amendments apply to outstanding grants of Restricted Shares). Such terms and conditions are incorporated herein by reference, made a part hereof, and shall control in the event of any conflict with any other terms of this Award Agreement.

2.Vesting.

(a)Regular Vesting. The Grantee shall vest in (i.e., have the right to sell, assign, transfer, pledge or otherwise encumber or dispose of) the Restricted Shares granted under the Award Agreement as indicated in the schedule below. The “Committee” (as defined in the Plan) may at any time accelerate the time at which the restrictions on all or any part of the Restricted Shares will lapse.

Date Restricted Shares Become Vested	Number of Restricted Shares
February 15, 2021	___________ Restricted Shares
February 15, 2022	an additional ___________ Restricted Shares
February 15, 2023	an additional ___________ Restricted Shares

(b)Accelerated Vesting Upon Change in Control. All unvested Restricted Shares awarded to the Grantee shall become fully vested upon a “Change in Control” (as defined in the Plan).

(c)Additional Holding Period. In addition to any restrictions imposed pursuant to this Paragraph 2, if the Grantee is the Chief Executive Officer of the Trust, an Executive Vice President or a Senior Vice President, the Grantee hereby agrees that he or she shall hold the Restricted Shares received under this Award Agreement for a minimum of one year from the date such Restricted Shares vest.

3.Restriction Provisions; Share Certificates. The Trust’s transfer agent shall register the Grantee’s Restricted Shares in a book entry in the Grantee’s name, and shall include provisions in its records noting the restrictions on transfer on such Restricted Shares that are set forth in this Award Agreement. The Restricted Shares shall remain subject to such restrictions until the Grantee becomes vested in the Restricted Shares. The Grantee, by executing this Agreement, irrevocably grants to the Trust a power of attorney to direct the Trust’s transfer agent to transfer to the Trust any Restricted Shares that are forfeited pursuant to Paragraph 5 and any Shares used to satisfy the withholding requirements set forth in Paragraph 8. The Grantee also agrees to execute any documents requested by the Trust in connection with such transfer to the Trust. As soon as practicable after the Restricted Shares become vested under Paragraph 2, such restriction provisions shall be removed, and the Shares (net of any Shares used to satisfy the withholding requirements of Paragraph 8) shall be delivered to the Grantee in the form of certificates or in any other form permitted by the Trust.

4.Voting and Dividend Rights. The Grantee shall have voting rights and the right to receive dividends on non-vested Restricted Shares. The character of those dividends for tax purposes and whether those amounts are subject to tax withholding will depend on whether the Grantee has made the election described in Paragraph 6.

5.Termination of Service. If the Grantee’s service with the Trust and all of its “Subsidiary Entities” (as defined in the Plan) terminates on account of his or her death or “Disability” (as defined in the Plan), any otherwise unvested Restricted Shares that are held by the Grantee at the time of such a termination of service shall then become fully vested and will be released from any otherwise applicable transfer restrictions in the same manner described in the last sentence of Paragraph 3. However, if the Grantee’s service with the Trust and all of its Subsidiary Entities is terminated for any reason other than death or Disability, all unvested Restricted Shares held by the Grantee at the time of such termination of service shall be transferred to the Trust pursuant to the power described in Paragraph 3.

6.Notice of Tax Election. If the Grantee makes an election under section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”), for the immediate recognition of income attributable to the award of Restricted Shares, the Grantee shall inform the Trust in writing of such election within 10 days of the filing of such election. The amount includible in the Grantee’s income as a result of an election under section 83(b) of the Code shall be subject to applicable federal, state and local tax withholding requirements and to such additional withholding rules (the “Withholding Rules”) as may be applicable. Dividends paid on Restricted Shares for which the

Grantee has made such an election shall not be treated as compensation subject to withholding, but rather as dividends on shares of a real estate investment trust.

7.Transferability. The Grantee may not assign or transfer, in whole or in part, Restricted Shares subject to the Award Agreement in which the Grantee is not vested.

8.Withholding of Taxes. The release of Shares upon vesting (or, if a Section 83(b) election is made with respect to this Award, the effectiveness of the Award itself) will be conditioned on the Grantee making arrangements reasonably satisfactory to the Trust for the delivery of amounts necessary to timely satisfy all applicable federal, state and local tax withholding requirements. If the amount includible in the Grantee’s income as a result of the vesting of Restricted Shares is subject to the withholding requirements of applicable tax law, the Grantee, subject to the provisions of the Plan and the Withholding Rules, may satisfy the withholding tax, in whole or in part, by electing to have the Trust withhold Shares (or by returning Shares to the Trust) pursuant to the Withholding Rules. Such Shares shall be valued, for this purpose, at their “Fair Market Value” (as defined in the Plan) on the date the amount attributable to the vesting of the Restricted Shares is includible in income by the Grantee under section 83 of the Code. Such election must be made in compliance with and subject to the Withholding Rules, and the Trust may not withhold Shares in excess of the maximum statutory tax rate permitted without affecting the equity classification of the award. Notwithstanding the foregoing, the Trust may limit the number of Shares withheld to the extent necessary to avoid adverse accounting consequences.

9.Governing Law. This Award Agreement shall be construed in accordance with, and its interpretation shall be governed by, applicable federal law and otherwise by the laws of the Commonwealth of Pennsylvania (without reference to the principles of the conflict of laws).

10.Electronic Delivery of Documents. The Grantee hereby authorizes the Trust to deliver electronically any prospectuses or other documentation related to this Award, the Plan and any other compensation or benefit plan or arrangement in effect from time to time (including, without limitation, reports, proxy statements or other documents that are required to be delivered to participants in such plans or arrangements pursuant to federal or state laws, rules or regulations). For this purpose, electronic delivery will include, without limitation, delivery by means of e-mail or e-mail notification that such documentation is available on the Trust’s Intranet site. Upon written request, the Trust will provide to the Grantee a paper copy of any document also delivered to the Grantee electronically. The authorization described in this paragraph may be revoked by the Grantee at any time by written notice to the Trust.

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IN WITNESS WHEREOF, the Trust has caused this Award Agreement to be duly executed by its duly authorized officer and the Grantee has hereunto set his or her hand and seal, all as of this 24th day of February 2020.

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

By:_____________________________________________

Name:

Title:

GRANTEE

________________________________________________

Name: